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"DRAFT"

                                                                 [LOGO]
                                                        700 Newport Center Drive
                                                        Newport Beach, CA 92660


                       INDIVIDUAL RETIREMENT ANNUITY RIDER

This rider is a part of the Contract to which it is attached by Pacific Life & Annuity Company ("PL&A").

The Contract under which it has been issued is hereby modified as specified below in order to qualify as an Individual Retirement Annuity under section 408 of the Internal Revenue Code of 1986 (the "Code") as amended.

DEFINITIONS

ANNUITANT - is an individual named as a measuring life for periodic annuity payments under this Contract.

ANNUITY START DATE - is the date you choose to have PL&A begin periodic annuity payments to the Annuitant. The Annuity Start Date may be no later than April 1 of the calendar year following the year in which the Annuitant reaches age
70 1/2.

CONTINGENT ANNUITANT - is an individual who is designated as a successor Annuitant when the Annuitant dies. Absent a contrary indication by the Owner at such time, any individual Owner shall be a Contingent Annuitant.

CONTINGENT OWNER - is an individual who is designated as a successor Owner when the Owner dies.

DESIGNATED BENEFICIARY - is an individual designated as a beneficiary by the Owner.

YOU - is the Owner of the Contract.

The provisions of this rider will control if in conflict with those of the Contract. Notwithstanding any provisions in the Contract to the contrary:

1. The Annuitant will at all times be the Owner of the Contract (or its beneficial Owner where a fiduciary is its legal Owner). Such individual Owner's rights under the Contract shall be nonforfeitable and for the exclusive benefit of such Owner and his or her beneficiaries.

2. No benefits under the Contract may be transferred, sold, assigned, or pledged as collateral for a loan, or as security for the performance of an obligation, or for any other purpose, to any person; except that the Contract may be transferred to a former or separated spouse of the Owner under a divorce decree or written instrument incident to such divorce. In the event of such transfer, the transferee shall for all purposes be treated as the Owner under this Contract.

3. No contribution will be accepted under a SIMPLE plan established by an employer pursuant to Code section 408(p). No transfer or rollover of funds attributable to contributions made by a particular employer under its SIMPLE plan will be allowed into this Contract from a SIMPLE IRA, that is, an IRA used in conjunction with a SIMPLE plan, prior to the expiration


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     of the 2-year period beginning on the date the individual Owner first participated in that employer's SIMPLE plan.

4. Except in the case of "rollover contribution" as described in Sections 402(c),403(a)(4), 403(b)(8) or 408(d)(3) of the Code, or an employer contribution to a Simplified Employee Pension as defined in Section 408(k) of the Code, the Purchase Payments (or premium) paid under this Contract shall not exceed $2,000 for any taxable year, or such other maximum as the Code may allow, and must be paid in cash.

5. Additional Purchase Payments (or premium payments) under the Contract must be at least the minimum as stated in the Purchase Payment (or Premium) provision of the Contract.

6. If this Contract is issued as part of a Simplified Employee Pension, the Purchase Payment (or premium) paid under this Contract shall not exceed $30,000 or 15% of your allowable compensation, whichever is less, or such other maximum as the Code may allow, and must be paid in cash.

7. Any Purchase Payment (or premium) refund declared by PL&A, other than refunds attributable to excess contributions will be applied toward the purchase of additional benefits before the close of the calendar year following the refund.

8. In accordance with Regulations prescribed by the Secretary of the Treasury, or his delegate, pursuant to the Code ("Regulations"), the entire interest under the Contract must be distributed to the Owner:

     (a) Not later than the April 1st next following the close of the calendar year in which the Owner attains age 70-1/2 (the "Required Beginning Date"), or

     (b) Commencing not later than the Required Beginning Date in equal or substantially equal amounts, in annual or more frequent installments, over:

          (i) the Owner's life or the lives of the Owner and his or her Designated Beneficiary; or

          (ii) a period not exceeding the Owner's life expectancy or the joint and last survivor life expectancy of the Owner and his or her Designated Beneficiary.

     Life expectancy is computed by use of the expected return multiples in Tables V and VI of Regulations Section 1.72-9. Unless otherwise elected by the Owner by the time distributions are required to begin, life expectancy shall be recalculated annually. Such election shall be irrevocable as to the Owner and shall apply to all subsequent years. The life expectancy of a non-spouse Designated Beneficiary may not be recalculated. Instead, life expectancy will be calculated using the attained age of such Beneficiary during the calendar year in which distributions are required to begin pursuant to this section, and payments for subsequent years shall be calculated based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year life expectancy was first calculated.


     (c) The method of distribution shall be made in accordance with the requirements of Section 401(a)(9) of the Code and the Regulations thereunder. Further the method selected must meet the "minimum distribution incidental benefit" or "MDIB" rule of Code


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          Section 401(a)(9), and proposed Regulation Section 1.401(a)(9)-2. This
          MDIB rule includes the following requirements:

          (i) where the Owner's only Designated Beneficiary is the spouse, the minimum amount that must be distributed in a distribution calendar year is the amount determined under the regular minimum distribution requirements in this Section 8.

          (ii) where the distributions are not made as substantially equal annuity payments under an annuity contract that is purchased on or before the Oners's Required Beginnng Date and where the Owner's spouse is not the only Designated Beneficiary, the minimum amount that must be distributed in a distribution calendar year is the quotient obtained by dividing the Owner's entire interest by the applicable division specified in proposed Regulation Section 1.401(a)(9)-2, Q & A - 4.

          (iii)where distribution is to be made under an annuity contract with substantially equal payments that is purchased on or before the Owner's Required Beginning Date and the Owner's spouse is not the only Designated Beneficiary, the minimum amount that must be distributed is determined as follows:

          - Period certain annuity without a life contingency: The period certain may not exceed the maximum period specified in proposed Regulation Section 1.401(a)(9)-2, Q & A - 5.

          - Life annuity or a joint and survivor annuity: A life annuity on the Owner's life which satisfies the regular minimum distribution requirements satisfies the "minimum distribution incidental benefit" rule. The periodic annuity payment to the survivor under a joint and survivor annuity may not exceed the applicable percentage of the annuity payment to the Owner, as provided in proposed Regulation Section 1.401(a)(9)-2, Q & A - 6(b).

          - Life annuity with period certain: The distribution must satisfy the requirements for a single life (or joint and survivor) annuity and the period certain may not exceed the period determined for non-annuity distributions.


          Required annuity payments must be made at intervals of no longer than one year and may not be in increasing amounts except as allowed by proposed Regulation Section 1.401(a)(9), F-3.

          Only a method of distribution offered by PL&A that satisfies these conditions can be selected. You must make this selection before the end of the calendar year in which you attain age 70-1/2.

9. On the death of the Owner, distribution shall be made in accordance with the annuity options described in the Contract. However, selection of an annuity option which does not satisfy the conditions of this Section 9 shall not be permitted.

     If the Owner dies before distribution of his or her interest in the Contract commences, the entire interest should be distributed by December 31st of the fifth full year which follows the Owner's death unless:
     (i) such interest is paid in equal or substantially equal installments over a period not exceeding the lifetime, or the life expectancy, of the Designated


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     Beneficiary; and (ii) payments begin by December 31st of the calendar year which follows the Owner's death.

     If the Designated Beneficiary of the Owner is the Owner's surviving spouse, such spouse may elect to receive equal or substantially equal payments over the life or life expectancy of such spouse commencing at any date prior to the later of: (i) December 31 of the calendar year immediately following the calendar year in which the Owner died; and (ii) December 31 of the calendar year in which the Owner would have attained age 70 1/2. Such election must be made no later than the earlier of December 31 of the calendar year containing the fifth anniversary of the Owner's death or the date distributions are required to begin pursuant to the preceding sentence. Such surviving spouse may accelerate these payments at any time, i.e., increase the frequency or amount of such payments.

     If the surviving spouse is the Designated Beneficiary, such spouse may convert this Individual Retirement Annuity to such spouse's own Individual Retirement Annuity by requesting such a conversion in writing to PL. If such spouse so requests, such spouse shall be Owner and Annuitant for purposes of applying the restrictions contained in this rider.

     For purposes of this Section 9, life expectancy is computed by use of the expected return multiples in Tables V and VI of Regulations Section 1.72-9. For purposes of distributions beginning after the Owner's death, unless otherwise elected by the Owner's surviving spouse by the time distributions are required to begin, life expectancies shall be recalculated annually. Such election shall be irrevocable as to such spouse and shall apply to all subsequent years. In the case of any other Designated Beneficiary, life expectancies shall be calculated using the attained age of such Beneficiary during the calendar year in which distributions are required to begin pursuant to this section, and payments for any subsequent calendar year shall be calculated based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year life expectancy was first calculated.

     Any amount paid to a child of the Owner will be treated as if it had been paid to the Owner's surviving spouse if the remainder of the interest becomes payable to such spouse when the child reaches the age of majority.

     If the Owner dies after distribution of his or her interest in the Contract has commenced, the remaining interest will be distributed at least as rapidly as under the method of distribution being used immediately prior to the Owner's death.

     If the Owner dies before his or her entire interest has been distributed to him or her, no additional cash contributions or "rollover contributions" shall be accepted unless the Owner's surviving spouse elects to convert this Contract to be his or her own Individual Retirement Annuity, as specified above in this Section 9.


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     If the Owner dies, the Contingent Annuitant shall be treated as the Owner for purposes of applying the restrictions contained in this rider.

     If someone other than the Owner's surviving spouse is named as a Contingent Annuitant, such person shall be treated as the Primary Beneficiary under the Contract.

10. PL&A shall furnish annual calendar year reports concerning the status of the Contract.


11. The Contract as amended by this rider is intended to qualify as part of a tax-qualified individual retirement arrangement, plan or contract that meets the requirements of Code Section 408 [and any applicable regulations relating thereto]. To that end, the provisions of this rider and the Contract (including any other rider or endorsement) are to be interpreted to ensure or maintain such tax qualification, notwithstanding any other provision to the contrary. PL&A reserves the right to amend this rider to comply with future changes in the Code and any regulations or rulings and other published guidance issued under the provisions of the Code or interpretations thereof without consent (except for the states of Michigan, Pennsylvania, South Carolina and Washington, where affirmative consent is required). PL shall provide the Owner of the Contract with a copy of any such amendment.


                           SIGNED FOR PACIFIC LIFE & ANNUITY COMPANY,


  /s/ William L. Ferris                                 /s/ Audrey L.Milfs

  President and Chief Executive Officer                 Secretary



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